Exhibit 18 under Form N-1A
                                            Exhibit 99 under Item 601/Reg. S-K
                                   BAYFUNDS
                             MULTIPLE CLASS PLAN

     This Multiple Class Plan ("Plan") is adopted by BAYFUNDS (the "Trust"), a Massachusetts business trust with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

  1.  PURPOSE
      This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), so as to allow the Trust to issue more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule and to make payments as contemplated herein.
  2.  SEPARATE ARRANGEMENTS/CLASS DIFFERENCES
  a. Designation of Classes. The Funds set forth on Exhibit A offer two classes of shares which are titled Investment Shares and Institutional Shares or Trust Shares, as applicable.
  b. Sales Loads and Expenses. The Shares are offered without a sales load. The only expenses allocated to Investment Shares as a class are the expenses incurred under the Shareholder Services Plan.
  c. Distribution of Shares. Investment Shares are sold primarily to individuals who purchase the Funds through BayBanks and its affiliates. Procedures for purchasing and redeeming Investment Shares (including Automatic Investment and Withdrawal Programs, minimum balance requirements, and dividend and distribution payment options) are summarized below and more fully described in the prospectuses. Institutional Shares of BayFunds Short Term Yield Portfolio, BayFunds Bond Portfolio and BayFunds Equity Portfolio and are offered primarily to trusts, fiduciaries and other institutions. Trust Shares of BayFunds Money Market Portfolio ("BFMMP") are sold to trust, fiduciaries and institutions. Institutional Shares of BayFunds U.S. Treasury Money


BayFunds
Multiple Class Plan
Page 2
      Market Portfolio ("BFTMMP") are sold to BayBank Boston, N.A., its affiliated and correspondent banks and other institutions investing for their own account and on behalf of customers maintaining accounts at such banks and institutions. Procedures for purchasing and redeeming Institutional Shares and Trust Shares (including minimum balance requirements and dividend and distribution payment options) are summarized below and more fully described in the prospectuses.
      i. Minimum Investment Amounts. The minimum initial and subsequent investment is $2,500 and $100, respectively, for Investment Shares, or $500 and $50 if you participate in the Automatic Investment Program or
      invest through an IRA.   The minimum initial and subsequent investment
      is $500,000 and $100,000, respectively, for Institutional Shares of BFTMMP, and $10,000 and $100, respectively, for the other Institutional Shares and Trust Shares. Certain other minimums and waivers also may apply.
      ii. Account Balances. The minimum account balance due to share redemptions is $1,000 for Investment Shares, $100,000 for Institutional Shares of BFTMMP, and $10,000 for the other Institutional Shares and Trust Shares. Certain other minimums may also apply.
      iii. Dividend and Distribution Payment Options. All dividends and distributions are automatically invested in the same class of shares of the Fund unless otherwise requested by shareholders. Dividend amounts of Investment Shares will differ by the amount of shareholder services fees borne by that class of shares.
  d. Voting Rights. Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional


BayFunds
Multiple Class Plan
Page 3
      share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and (ii) only holders of Investment Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Shareholder Services Plan applicable to such class.
  3.  EXPENSE ALLOCATIONS
      The expenses incurred pursuant to the Shareholder Services Plan will be borne solely by the Investment Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other.
  4.  EXCHANGE FEATURES
      Shareholders may exchange Investment Shares in any Fund for Investment Shares in any other Fund offering Investment Shares at the respective net asset value next determined after receipt of the request in good order without any sales charge. Shareholders may exchange Trust Shares of BFMMP or Institutional Shares in any Fund for Trust Shares of BFMMP or Institutional Shares in any other Fund at the respective net asset value next determined after receipt of the request in good order without any sales charge.
  5.  EFFECTIVENESS
      This Plan shall become effective with respect to each Class, (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees ; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan ,


BayFunds
Multiple Class Plan
Page 4
      and/or (ii) upon execution of an exhibit adopting this Plan with respect to such Class.
                                  EXHIBIT A
                                    to the
                                   BAYFUNDS
                             Multiple Class Plan


     This Multiple Class Plan is adopted by BayFunds with respect to the following classes of shares of portfolios:

                BAYFUNDS U.S. TREASURY MONEY MARKET PORTFOLIO
                 (Investment Shares and Institutional Shares)

                       BAYFUNDS MONEY MARKET PORTFOLIO
                     (Investment Shares and Trust Shares)

                     BAYFUNDS SHORT TERM YIELD PORTFOLIO
                 (Investment Shares and Institutional Shares)

                           BAYFUNDS BOND PORTFOLIO
                 (Investment Shares and Institutional Shares)

                          BAYFUNDS EQUITY PORTFOLIO
                 (Investment Shares and Institutional Shares)


     Witness the due execution hereof this 11th day of May, 1995.





                              BAYFUNDS

                              By:/s/ Glen R. Johnson

                              Name: Glen R. Johnson